Exhibit 3.1
THE COMPANIES LAW (2004 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
FORM OF AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
SMART MODULAR TECHNOLOGIES (WWH), INC.
(Adopted by Special Resolution dated ___ January, 2006)
1	The name of the Company is SMART Modular Technologies (WWH), Inc.

2	The registered office of the Company shall be at the offices of M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, or at such other place as the Directors may from time to time decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2004 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5	The share capital of the Company is US$110,000 divided into 600,000,000 Ordinary Shares of a par value of US$0.000166667 each and 60,000,000 Preferred Shares of a par value of US$0.001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.